                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                   DATUM INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [logo]

                       1363 SOUTH STATE COLLEGE BOULEVARD
                           ANAHEIM, CALIFORNIA 92806

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 1, 1995

                            ------------------------

To the Stockholders of Datum Inc.:

     Please take notice that the Annual Meeting of Stockholders of Datum Inc. (the "Company") will be held at the Company's corporate offices located at 1363 South State College Boulevard, Anaheim, California, on Thursday, June 1, 1995, at 2:00 p.m. local time, for the following purposes:

          1. To elect two directors to Class II of the Company's Board of Directors to serve until the 1998 Annual Meeting of Stockholders; and

          2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     At the Annual Meeting, the Board of Directors intends to present Louis B. Horwitz and Dan L. McGurk as the nominees for election to the Board of Directors.

     Only stockholders of record on the books of the Company at the close of business on April 14, 1995 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. A majority of the outstanding shares must be represented at the Annual Meeting in order to transact business. Consequently, if you are unable to attend in person, please execute the enclosed proxy and return it in the enclosed addressed envelope. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies.

     If you return your proxy, you may nevertheless attend the Annual Meeting and, if you wish, vote your shares in person.

                                          By Order of the Board of Directors,

                                          DATUM INC.

                                          (SIG)

                                          DAVID A. YOUNG
                                          Secretary
Anaheim, California
April 28, 1995

                                     [logo]

                       1363 SOUTH STATE COLLEGE BOULEVARD
                           ANAHEIM, CALIFORNIA 92806

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 1, 1995

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                            SOLICITATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of Datum Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders to be held at the Company's executive offices located at 1363 South State College Boulevard, Anaheim, California, on Thursday, June 1, 1995 at 2:00 p.m. local time, and at any and all adjournments or postponements thereof. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR the election of the nominees to the Board of Directors listed in the proxy. Any stockholder has the power to revoke his proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting at the Annual Meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the Annual Meeting and voting in person by the person who executed the proxy.

     This Proxy Statement is being mailed to the Company's stockholders on or about April 28, 1995. The solicitation will be by mail and the cost will be borne by the Company. Expenses will also include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communication with some stockholders by the Company's regular employees who will not receive additional compensation for the solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the 3,965,301 shares of the Company's Common Stock outstanding at the close of business on April 14, 1995 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share held of record on April 14, 1995.

     An automated system administered by the Company's transfer agent will tabulate votes cast at the Annual Meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted as votes for or against a proposal or as votes present and voting on the proposal.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of April 14, 1995, as to (a) all directors and nominees for election as directors, (b) the three (3) most highly-compensated executive officers who do not serve as directors, (c) all directors and executive officers as a group, and (d) each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock.

                                                                            PERCENT OF
                                                      OUTSTANDING           SHARES OF
                                                      COMMON STOCK         COMMON STOCK
                                                      BENEFICIALLY         BENEFICIALLY
                    NAME AND ADDRESS(1)                 OWNED(2)              OWNED
        --------------------------------------------  ------------         ------------
        Efratom Holding, Inc........................    1,277,778              32.2%
          10 Longs Peak Drive
          Broomfield, Colorado 80021
        G. Tilton Gardner, Director.................       35,000              *
        Donovan B. Hicks, Director..................          -0-(3)           *
        R. David Hoover, Director...................          -0-(4)           *
        Louis B. Horwitz............................      197,133(5)            5.0%
        Chief Executive Officer,
        President and Director
          1363 South State College Blvd.
          Anaheim, CA 92806
        Michael M. Mann, Director...................       46,000(6)            1.2%
        Dan L. McGurk, Director.....................       31,000              *
        Edward A. Money, Director...................       29,000              *
        Thomas J. O'Rourke, Director................       83,000(7)            2.1%
        Robert F. Ellis, Vice President.............       15,742(8)           *
        David C. Robinson, Vice President...........       14,932(9)           *
        Raymond L. Waguespack, Vice President.......       17,566(10)          *
        All Officers and Directors..................      499,556(11)          12.6%
          as a Group (14 persons)

- ---------------

  *  Less than 1%

 (1) Except as set forth in the footnotes to this table, the persons named in the table have the sole voting and investment powers with respect to all shares shown beneficially owned by them, subject to community property laws where applicable. Information with respect to beneficial ownership is based upon the Company's stock records and data supplied to the Company by the holders.

 (2) Included in the total number of shares listed are 26,250 shares for Mr. Horwitz, 11,000 shares for each of Messrs. Gardner, McGurk, Money and O'Rourke, 13,438 shares for each of Mr. Ellis and Mr. Waguespack, 13,000 shares for Mr. Mann and 9,781 shares for Mr. Robinson which may be acquired within sixty days of April 14, 1995 upon exercise of outstanding options.

 (3) Does not include 1,277,778 shares held by Efratom Holding, Inc. Mr. Hicks is the President of Efratom Holding, Inc. and disclaims beneficial ownership of all such shares.

 (4) Does not include 1,277,778 shares held by Efratom Holding, Inc. Mr. Hoover is the Chief Financial Officer of Ball Corporation, the corporate parent of Efratom Holding, Inc. and disclaims beneficial ownership of all such shares.

 (5) Includes 4,118 shares held for the account of Mr. Horwitz in the Company's Savings and Retirement Plan. Does not include 9,000 shares owned by adult children of Mr. Horwitz.

 (6) Includes 33,000 shares that are subject to shared voting and investment powers. These shares are owned by Blue Marble Development Group, Inc. Defined Benefit Pension Plan and Trust, of which Mr. Mann and his spouse are co-trustees.

 (7) Includes 33,000 shares as to which Mr. O'Rourke has shared voting and investment powers. These shares are owned by O'Rourke Investment Corp., of which Mr. O'Rourke is president and chairman.

 (8) Includes 2,304 shares held for the account of Mr. Ellis in the Company's Savings and Retirement Plan.

 (9) Includes 5,151 shares held for the account of Mr. Robinson in the Company's Savings and Retirement Plan.

(10) Includes 2,128 shares held for the account of Mr. Waguespack in the Company's Savings and Retirement Plan.

(11) Includes 131,157 shares which may be acquired within sixty days after April 14, 1995 upon exercise of outstanding options. Also includes 13,701 shares held for the account of officers and directors in the Company's Savings and Retirement Plan. Excludes 1,277,778 shares held by Efratom Holding, Inc. -- see footnotes (3) and (4).

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides for a classified Board of Directors. The Board is divided into three classes designated Class I, Class II and Class III. The term of each director included in Class II expires at this Annual Meeting and, consequently, the nominees listed below under the heading "Class II" are being presented for election as directors to hold office until the Annual Meeting of Stockholders in 1998. The term of office of each director included in Class III will continue until the Annual Meeting of Stockholders in 1996. The term of office of each director in Class I will continue until the Annual Meeting of Stockholders in 1997.

     Messrs. Horwitz and McGurk are being presented by the Board for election as directors to serve as members of Class II until the Annual Meeting of Stockholders in 1998. Messrs. Horwitz and McGurk are presently serving as directors of the Company. Unless instructed to the contrary, the shares represented by the proxies will be voted in favor of the election of Messrs. Horwitz and McGurk as directors. Although it is anticipated that each nominee will be able to serve as a director, should either nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors. The persons receiving the highest number of votes will be elected as directors. Stockholders do not have the right to cumulate votes in the election of directors.

     Certain information as of April 14, 1995 with respect to the two nominees for election as directors and with respect to each director whose term of office continues is set forth below.

 NAME OF INDIVIDUAL     AGE                     POSITIONS HELD
- --------------------    ---     ----------------------------------------------
CLASS I
R. David Hoover         49      Director
Edward A. Money         64      Director
Thomas J. O'Rourke      71      Director

CLASS II
Louis B. Horwitz        67      President and Chairman of the Board of
                                Directors
Dan L. McGurk           68      Director

CLASS III
G. Tilton Gardner       59      Director
Donovan B. Hicks        57      Director
Michael M. Mann         55      Director

     Mr. Hoover has been a director of the Company since March 17, 1995. Mr. Hoover is currently a Senior Vice President and the Chief Financial Officer of Ball Corporation. From 1988 to 1992 he was Vice President and Treasurer of Ball Corporation. Mr. Hoover is currently a director of American National Bank, a national banking association. Mr. Hoover was appointed to the Board of Directors of the Company in connection with the Company's acquisition of Efratom Time and Frequency Products, Inc. and Efratom Elektronik GmbH from Efratom Holding, Inc., a wholly-owned subsidiary of Ball Corporation, pursuant to the terms of a Stockholder's Agreement, dated March 17, 1995, between the Company and Efratom Holding, Inc.

     Mr. Money has been a director of the Company since May 1980 and has been the President of The Edward A. Money Corporation, a company supplying specialty automotive parts, since February 1982. He was Vice President-Finance, Treasurer and Secretary of the Company from February 1977 to February 1982.

     Mr. O'Rourke has been a director of the Company since May 1979 and was a General Partner of Hambrecht and Quist Venture Partners, a venture capital firm, from January 1985 to April 1988. He is currently the President and Chairman of the Board of O'Rourke Investment Corp., an investment company. From 1966 to 1985 he was the President and Chairman of the Board of Tymshare, Inc., a computer services company.

     Mr. Horwitz has been the President and Chairman of the Board of Directors of the Company since October 1976. He became a member of the Board of Directors of the Company in May 1975. Prior to joining the Company, Mr. Horwitz was an independent management consultant, and an Executive Vice President of Xerox Data Systems, a manufacturer of computers. Mr. Horwitz is currently a director of Newport Corporation, a manufacturer of electro-optical components.

     Mr. McGurk has been a director of the Company since May 1977 and has been a private investor and consultant since 1970. Mr. McGurk is Treasurer of Southland Title Corporation. Prior to 1970, he was President of Xerox Data Systems, a manufacturer of computers, and from May 1976 to January 1977 he served as Associate Director of the Office of Management and Budget, Executive Office of the President of the United States. He is currently a director of Bowmar Instruments Corporation, a manufacturer of electrical and electro-mechanical parts and Newport Corporation, a manufacturer of electro-optical components.

     Mr. Gardner has been a director of the Company since 1976. Mr. Gardner is currently Executive Vice President of Van Kasper & Company, an investment banking firm. From 1965 until 1988 he was associated with Morgan, Olmstead, Kennedy & Gardner Incorporated, an investment banking firm, serving as Chief Executive Officer and Chairman of the Board from 1976. In 1988, that company was combined with Wedbush Securities to form Wedbush Morgan Securities, of which Mr. Gardner served as Executive Vice President until February 1993.

     Mr. Hicks has been a director of the Company since March 17, 1995. Since 1981, Mr. Hicks has been the Group Vice President of the Ball Aerospace and Communications Group of Ball Corporation. Mr. Hicks was appointed to the Board of Directors of the Company in connection with the Company's acquisition of Efratom Time and Frequency Products, Inc. and Efratom Elektronik GmbH from Efratom Holding, Inc., a wholly-owned subsidiary of Ball Corporation, pursuant to the terms of a Stockholder's Agreement, dated March 17, 1995, between the Company and Efratom Holding, Inc.

     Mr. Mann has been a director of the Company since May 1989 and has been a director and President of the Blue Marble Development Group, Inc., an international corporate development and consulting group, since its formation in 1988. Mr. Mann is also currently serving as Chairman of the Board of Management Technology, Inc., a developer of management systems software and as a director of Safeguard Health Enterprises, a corporation engaged in providing dental and vision plans. Mr. Mann also provides consulting services to state and federal governmental agencies and multi-national corporations and has served as a member of the Army Science Board. From mid-1987 to 1988 Mr. Mann was a senior consultant and director of Aerospace Industries Centre with Arthur D. Little Inc.

     The Board of Directors held eight meetings during the fiscal year ended December 31, 1994. Each director attended at least 75% of all meetings of the Board of Directors and each committee on which that director served. Each member of the Board of Directors received $833.33 per month from January 1, 1994 through August 30, 1994 and $1,000 per month from September 1, 1994 through December 1994 for his services as a director. In addition, each nonemployee member of the Board of Directors received $500 for each meeting of the Board of Directors attended by that director and $250 for each meeting of a committee of the Board attended by that director, other than committee meetings held in conjunction with meetings of the Board of Directors. Mr. Hoover and Mr. Hicks, who were appointed to the Board of Directors pursuant to the Stockholder's Agreement between the Company and Efratom Holding, Inc., have agreed to waive their fees as directors.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a standing nominating committee.

     The principal duties of the Audit Committee are (i) to recommend to the Board of Directors the selection of the Company's independent accountants, (ii) to discuss and review with the Company's independent accountants the audit plan, the auditors' report and management letter and the Company's accounting policies and (iii) to review the accounting procedures and internal control procedures recommended by the Company's independent accountants. The Audit Committee held two meetings during the fiscal year ended December 31, 1994. The Audit Committee is comprised of Messrs. Gardner, McGurk, Money, and Mann.

     The principal duties of the Compensation Committee are (i) to administer and approve the annual compensation rates of all officers and key employees of the Company, (ii) to administer the incentive compensation, stock award, stock option and other compensation plans of the Company and (iii) to make recommendations to the Board in connection with such plans. The Compensation Committee held two meetings during the fiscal year ended December 31, 1994. The Compensation Committee is comprised of Messrs. O'Rourke, McGurk and Gardner.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation paid or accrued by the Company for services rendered during the three fiscal years ended December 31, 1994, to the Company's Chief Executive Officer and the Company's other executive officers receiving compensation in excess of $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION AWARDS
                                                      ANNUAL COMPENSATION           -----------------------------
                                              -----------------------------------   SECURITIES
                                                                    OTHER ANNUAL    UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION          YEAR   SALARY(1)    BONUS    COMPENSATION    OPTIONS(#)    COMPENSATION(2)
  ---------------------------          -----  ---------  ---------  -------------   -----------   ---------------
Louis B. Horwitz                        1994   $210,848   $110,000     $   -0-         25,000          $5,005
  President and Chairman                1993    188,500        -0-         -0-            -0-           4,481
  of the Board                          1992    193,125        -0-         -0-            -0-           4,594

Robert F. Ellis                         1994    117,910    100,000         -0-          8,750           2,948
  Vice President of Datum Inc.          1993    104,937        -0-         -0-            -0-           2,623
  and President of Austron, Inc.        1992    108,625        -0-         -0-            -0-           2,716

David C. Robinson                       1994     95,142     42,000         -0-         13,625           2,379
  Vice President of Datum Inc.          1993     89,865     10,000         -0-            -0-           2,247
  and President of Bancomm              1992     87,298        -0-         -0-            -0-           2,182
  Division

Raymond L. Waguespack                   1994    110,037      4,284         -0-          8,750           2,751
  Vice President of Datum Inc.          1993     93,462        -0-         -0-            -0-           2,370
  and President of Timing               1992     98,601        -0-         -0-            -0-           2,565
  Division

- ---------------

(1) Includes director's fees for Mr. Horwitz in the amounts of $10,667, $9,250 and $9,375 for the years 1994, 1993 and 1992, respectively.

(2) Amounts shown represent Company contributions under the Company's Savings and Retirement Plan for the listed executives.

OPTION MATTERS

     Option Grants. The following table sets forth certain information concerning grants of options to each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1994. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or "option spreads" that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices and no assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL
                                                                                            REALIZABLE VALUE
                                    INDIVIDUAL GRANTS                                       AT ASSUMED ANNUAL
- -----------------------------------------------------------------------------------------    RATES OF STOCK
                                   NUMBER OF      % OF TOTAL                                      PRICE
                                   SECURITIES      OPTIONS                                  APPRECIATION FOR
                                   UNDERLYING     GRANTED TO      EXERCISE                     OPTION TERM
                                    OPTIONS      EMPLOYEES IN      OR BASE     EXPIRATION   -----------------
       NAME                        GRANTED(#)   FISCAL YEAR(1)   PRICE($/SH)    DATE(2)     5%($)     10%($)
       ----                        ----------   --------------   -----------   ----------   ------    -------
Louis B. Horwitz(3)..............    25,000          12.0%           4.87        6/11/04    76,500    194,000
Robert F. Ellis(3)...............     8,750           4.2%           4.87        6/11/04    26,775     67,900
David C. Robinson(3).............    13,625           6.5%           4.87        6/11/04    41,692    105,730
Raymond L. Waguespack(3).........     8,750           4.2%           4.87        6/11/04    26,775     67,900

- ---------------

(1) Options to purchase an aggregate of 208,325 shares of Common Stock were granted to employees, including the executive officers named in the table, during the fiscal year ended December 31, 1994.

(2) Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(3) Options became exercisable with respect to 25% of the shares on March 11, 1995, and the balance becomes exercisable in equal yearly installments over the 3 year period thereafter.

     Option Exercises. The following table sets forth certain information concerning the exercise of options by each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1994, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1994. Also reported are the values for "in the money" options which represent the positive spread between the exercise prices of any such existing stock options and the fiscal year end price of common stock.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                          VALUE REALIZED                                    VALUE OF UNEXERCISED
                                          (MARKET PRICE       NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES           LESS        OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END
                             ACQUIRED     EXERCISE PRICE   ---------------------------   ---------------------------
       NAME                 ON EXERCISE    AT EXERCISE)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----                 -----------   --------------   -----------   -------------   -----------   -------------
Louis B. Horwitz..........       0              $0            20,000         25,000        $122,500       $121,875
Robert F. Ellis...........       0               0            11,250          8,750          81,562         47,031
David C. Robinson.........       0               0             6,375         13,625          46,219         73,234
Raymond L. Waguespack.....       0               0            11,250          8,750          81,562         47,031

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has the responsibility for administering and approving compensation programs involving the Company's executives. Compensation may include a base salary, a variable incentive bonus, stock options and/or stock grants. The Committee is composed of three independent, outside directors.

     The Company's executive compensation program is based upon the following principles:

     o Compensation in all forms must be related to both the Company's overall results and the individual's performance in the execution of his or her responsibilities.

     o There must be an appropriate correlation that provides a direct tie between each executive's compensation and long-term stockholder value.

     o There must be a balance between fixed incentive and equity compensation.

     o Compensation is designed to fall in the median to high range of that paid to comparable executives in other similarly-sized corporations, with particular dependence placed upon salaries listed in the surveys annually published by the American Electronics Association (the "Surveys"). Some, but not all, of the Companies included in the Surveys are included in the Performance Graph on Page 10 of this Proxy Statement.

     o Each compensation package must be designed to attract, retain and motivate appropriate executives.

In applying the above principles to its review of an executive officer's compensation, the Committee subjectively reviews the principles and does not assign relative weights to any of the principles.

     The Company has not, and does not expect to, pay any compensation covered by Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the limitation of the deduction of compensation in excess of $1,000,000 to certain executive officers of publicly held companies. Any award under the Company's 1994 Stock Incentive Plan should not be included in the calculation of an executive officer's compensation in determining the applicability of Section 162(m).

     The process of determining executive officer compensation for 1994 was based upon both the Company's 1993 results and quarterly results throughout 1994, and may be summarized as follows:

     o In February 1994, the Company's chief executive officer prepared a detailed written analysis of the Company's performance for 1993 including a review of each of the constituent parts, and an analysis of each executive officer's performance in affecting the overall results.

     o Using this information as a base, and considering the available compensation information in the Surveys, the chief executive officer prepared recommendations and modifications, if any, to each subordinate executive officer's compensation package.

     o On March 2, 1994, the Compensation Committee met to analyze the information prepared for its review and considered the recommendations of the chief executive officer with regard to all executive officer salaries, except that of the chief executive officer.

     o The Committee concerned itself with three aspects of each executive officer's compensation:

           -- Base pay and modification, if any.

           -- Incentive consideration, if any.

           -- Stock options and stock awards, if any.

     o After considerable discussion, the Compensation Committee determined there would be no immediate salary increase or incentive payments to any of the executive officers, including the chief executive officer.

     o It was decided, however, that a special salary and incentive plan would be placed into effect for 1994, as follows:

           -- Based upon the already approved divisional business plans (each, a "Divisional Business Plan"), each executive officer would be granted a certain percentage salary increase effective the first day following a quarter in which the applicable Divisional Business Plan's earnings objective had been met.

           -- Similarly, each executive officer would be granted a certain percentage incentive payment, also effective the first day following a quarter in which the applicable Divisional Business Plan's earnings objective had been met.

     o The Committee then considered these matters for the chief executive officer, and after discussion, approved the salary and incentive plan described above, with the basis of any salary change or incentive payment being the Company's ability to achieve its earning objective per the already approved business plan of the Company.

     o The Committee then discussed equity incentives and approved new awards under the 1984 Incentive Stock Option Plan.

     o Based upon the realization of a modest net profit for 1993, only $10,000 of incentive compensation was approved at the March 1994 meeting. These funds were distributed to one employee who was subsequently made an executive officer of the Company.

     o In November 1994, the Compensation Committee held a special meeting, all members in attendance. Prior to this meeting the Company had entered into an agreement to purchase Efratom Time and Frequency Products, Inc. and Efratom Elektronik GmbH (collectively "Efratom") from Ball Corporation. At this meeting, the Company's chief executive officer presented a package consisting of salary, incentive bonus potential and a stock option award for Mr. Hugo Fruehauf, President of Efratom Time and Frequency Products, Inc., who was expected to, and did, become an executive officer of the Company. The Committee, after some discussion, agreed upon a compensation package for Mr. Fruehauf, to become effective upon the closing of the acquisition of Efratom.

     The members of the Compensation Committee believe the Company's compensation programs are consistent with the Company goals and have been applied in a fair and even-handed manner in the best interests of the Company and its stockholders.

                                          Members of the Compensation Committee:

                                          Dan L. McGurk, Chairman
                                          G. Tilton Gardner
                                          Thomas J. O'Rourke

PERFORMANCE GRAPH

     This graph compares the Company's cumulative total return to stockholders during the past five years with that of the NASDAQ Market Index and the SIC Code 3825 Index (instruments for measuring and testing of electricity) published by Media General Financial Services, Inc. (a list of the companies comprising this SIC Code 3825 Index will be sent to any shareholder upon request).

                  COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG
               DATUM INC., NASDAQ MARKET INDEX AND SIC CODE INDEX

      MEASUREMENT PERIOD                           SIC CODE      NASDAQ MARKET
    (FISCAL YEAR COVERED)         DATUM INC.         INDEX           INDEX
1989                                       100             100             100
1990                                     48.65           80.03           81.12
1991                                     75.68          115.45          104.14
1992                                     67.57          131.76          105.16
1993                                     89.19          171.22          126.14
1994                                    221.62          224.97          132.44

   Assumes $100 invested on January 1, 1990 and assumes dividends reinvested.

EXECUTIVE AGREEMENT

     Effective as of March 7, 1986, the Company entered into an agreement (the "Executive Agreement") with Mr. Horwitz. The Executive Agreement provides for the payment of benefits in the event that Mr. Horwitz' employment is terminated within three years subsequent to a "change in control" of the Company under certain circumstances. In general, a "change in control" occurs if (i) any person acquires 30% or more of the Company's outstanding shares, (ii) the directors of the Company immediately prior to any merger, consolidation, sale of assets or contested election cease to constitute a majority of the Board of Directors as a result of such merger, consolidation, sale or contest or (iii) the directors of the Company immediately prior to a tender offer or exchange offer for shares of the Company cease to constitute a majority of the Board of Directors within two years after such tender or exchange offer; provided that no "change in control" shall occur if (a) the transaction or election causing such "change in control" was approved by at least two-thirds of the directors of the Company and (b) the Board of Directors specifically resolves that such transaction or election does not constitute a "change in control." The benefits payable under the Executive Agreement are (i) an amount equal to three times the average of the aggregate annual compensation paid by the Company to Mr. Horwitz during the five calendar years preceding the change in control of the Company,

(ii) the right for a period of three months following the employment termination to exercise all unexercised stock options and (iii) the automatic vesting of all restricted stock awarded to Mr. Horwitz. The foregoing benefits are to be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. The benefits are payable on the date of termination of Mr. Horwitz' employment. Under the Executive Agreement, if such termination had occurred at the end of the fiscal year ended December 31, 1994, Mr. Horwitz would have received $676,299.

     The Executive Agreement had a term expiring on March 7, 1989 which was to be automatically extended for successive periods of one year unless either party gives notice of its or his intention not to extend the Executive Agreement at least six months prior to the end of the initial three year period or any subsequent renewal period. As no such notice has been given or received in respect of the Executive Agreement pertaining to Mr. Horwitz, the term of his Executive Agreement has been automatically extended to March 7, 1996.

     On October 19, 1994, Mr. Horwitz agreed that the issuance to Efratom Holding, Inc. of more than 30% of the Company's outstanding shares in connection with the Company's acquisition of Efratom Time and Frequency Products, Inc. and Efratom Elektronik GmbH would not constitute a "change in control" under the Executive Agreement.

CONSULTING AGREEMENT

     On October 9, 1992, the Company entered into a consulting agreement with Mr. Horwitz (the "Consulting Agreement"). The Consulting Agreement provides for consulting services to be provided commencing on the retirement of Mr. Horwitz as an officer and employee of the Company.

     The Consulting Agreement commences on Mr. Horwitz' retirement and continues for twelve months thereafter and may be renewed at the Company's option for successive additional twelve month periods or any portion thereof. In the event of a "change of control" of the Company (as defined in the Consulting Agreement) while the Consulting Agreement is in force, the term will be extended for a period of ten years from commencement. Under the Consulting Agreement, Mr. Horwitz is to provide such advice and consultation as the Company requests, including with respect to strategic planning, management, financial analysis, product planning and other corporate matters. As compensation, Mr. Horwitz will be paid $5,833.33 per day, plus travel expenses, and will be guaranteed a minimum of twelve days of service per year. In the event of death or disability prior to the end of term of the Consulting Agreement, or any renewal term, and prior to a change of control of the Company, Mr. Horwitz, or his estate, shall be entitled to an amount equal to the fee for twelve days of consulting. In the event of death or disability after a change of control which results in an extension of the term, Mr. Horwitz, or his estate, will be entitled to the minimum annual payments for the balance of the term. The Consulting Agreement provides that it will be binding on successors to the Company's business.

     On October 19, 1994, Mr. Horwitz agreed that the issuance to Efratom Holding, Inc. of more than 30% of the Company's outstanding shares in connection with the Company's acquisition of Efratom Time and Frequency Products, Inc. and Efratom Elektronik GmbH would not constitute a "change of control" under the Consulting Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On March 17, 1995, the Company acquired all of the outstanding capital stock of Efratom Time and Frequency Products, Inc., a Colorado corporation, and Efratom Elektronik GmbH, a corporation organized under the laws of the Republic of Germany (collectively "Efratom"), from Efratom Holding, Inc., a wholly-owned subsidiary of Ball Corporation ("Ball"). As part of the consideration for the acquisition of Efratom, the Company issued 1,277,778 shares of its Common Stock to Efratom Holding, Inc. As a result of the transaction, Ball, through Efratom Holding, Inc., became the owner of more than five percent 5% of the Company's outstanding Common Stock. In connection with the acquisition, the Company entered into a Stockholder's Agreement with Efratom Holding, Inc. pursuant to which the Board of Directors of the Company appointed two persons selected by Efratom Holding, Inc., R. David Hoover and Donovan B. Hicks, to two newly created positions on the Company's Board of Directors.

     In October 1994, the Company retained Van Kasper & Company to render an opinion with respect to its acquisition of Efratom. G. Tilton Gardner, a director of the Company, is an Executive Vice President of Van Kasper & Company.

                        COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     To the Company's knowledge, based solely on review of copies of reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied, except that David Young filed late one Form 4 reflecting one transaction and Michael Mann filed late his Form 5 for the fiscal year ended December 31, 1994.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The firm of Price Waterhouse LLP, the Company's independent accountants for the fiscal year ended December 31, 1994, was selected by the Board of Directors, upon recommendation of the Audit Committee of the Board of Directors, to act in the same capacity for the fiscal year ending December 31, 1995.

     Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement if they so desire and respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     All proposals of stockholders intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be directed to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement before January 1, 1996, if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with the meeting.

                                 ANNUAL REPORT

     The Company's Annual Report containing audited balance sheets as of the years ended December 31, 1994, 1993, and 1992 and audited statements of operations and changes of cash flows for the three years ended December 31, 1994, accompanies this Proxy Statement. Upon a stockholder's written or oral request, the Company will send, by first class mail within one business day of receipt of such request, without charge, a copy of the Annual Report on Form 10-K (without exhibits) for the year ended December 31, 1994, including financial statements and schedules thereto, which the Company has filed with the Securities and Exchange Commission. The request must be directed to the attention of David A. Young, Secretary, at the address of the Company set forth on the first page of this Proxy Statement or at the following telephone number:
(714) 533-6333.

                                 OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter which will be acted upon at the Annual Meeting. If any other matters are properly presented properly for action at the Annual Meeting or at any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          DATUM INC.

                                          DAVID A. YOUNG
                                          Secretary

Anaheim, California
April 28, 1995

                                    PROXY

                              [LOGO] DATUM INC.

                      1363 South State College Boulevard
                          Anaheim, California 92806

         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints LOUIS B. HORWITZ and DAVID A. YOUNG as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Datum Inc. held of record by the undersigned on April 14, 1995, at the Annual Meeting of Stockholders to be held on June 1, 1995 and at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED BELOW.

                (Continued and to be signed on reverse side.)


                                                                    Please mark
                                                                [X]  your votes
                                                                      as this
                ------------
                COMMON STOCK

(1)  Election of Directors to Class II:

     Louis B. Horwitz and Dan L. McGurk

                        FOR ALL                         WITHHOLD AUTHORITY
                nominees listed (except                   to vote for all
          as indicated to the contrary hereon)            nominees listed
                          [ ]                                   [ ]

INSTRUCITON: To withhold authority to vote for an individual nominee, write that nominee's name in the space provided below:

             -------------------------------

(2) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

                                    I PLAN TO ATTEND MEETING  [ ]

                             Please date this Proxy and sign it exactly as your name or names appear below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the President or other authorized director. If shares are held by a partnership, please sign in partnership name by an authorized person.

                             All other proxies heretofore given by the undersigned to vote shares of stock of Datum Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

                             Dated:                                       1995
                                    --------------------------------------


                             -------------------------------------------------
                                                 Signature

                             -------------------------------------------------
                                         Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
    ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.